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                                                                    Exhibit 4(i)

                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                     GUARANTEED DEATH BENEFIT AND LOAN RIDER

This rider is made part of the policy to which it is attached. Except as provided below, this rider is subject to all the terms and conditions of the policy. This rider becomes effective as of the Policy Date shown in the Policy Specifications.

As long as this rider is In Force and the Alternate Policy Value requirement described below is met, the policy will not Lapse even if the Net Accumulation Value is insufficient to meet the requirements of the Monthly Deduction, and Death Benefit Proceeds will not be less than the Guaranteed Death Benefit provided by this rider, less any Indebtedness. This rider also provides for a Guaranteed Loan Amount if the conditions of the Guaranteed Loan provision are met.

If this rider is preventing Lapse of the policy, Monthly Deductions under the policy will continue and will be accumulated, but the policy's Net Accumulation Value will not be less than zero. Any Death Benefit Proceeds payable will not be reduced by the accumulated unpaid Monthly Deductions. Upon termination of this rider, accumulated unpaid Monthly Deductions will need to be repaid in order to keep the policy In Force.

                        ALTERNATE POLICY VALUE PROVISIONS

ALTERNATE POLICY VALUE REQUIREMENT

This rider's Alternate Policy Value requirement is met if the Alternate Policy Value described below, less Indebtedness, is greater than zero.

ALTERNATE POLICY VALUE

The Alternate Policy Value is a reference value used to determine if the Alternate Policy Value requirement of this rider has been met. The Alternate Policy Value is not used in determining actual policy values.

On each Monthly Anniversary Day, the Alternate Policy Value will be calculated as (1) plus (2), minus (3), plus (4), minus (5), minus (6), where:

(1)  is the Alternate Policy Value on the preceding Monthly Anniversary Day;

(2) is an amount equal to the sum of all premiums received since the preceding Monthly Anniversary Day;

(3) is the amount of any partial surrenders (i.e. withdrawals) under the policy since the preceding Monthly Anniversary Day;

(4) is accumulated interest as described in the Interest Credited on Alternate Policy Value provision of this rider;

(5) is the Alternate Policy Value Monthly Deduction for the Policy Month following the Monthly Anniversary Day; and

(6) is the surrender charge, if any, as determined from the Table of Surrender Charges in the Policy Specifications for any decrease in Specified Amount on the Monthly Anniversary Day

On any day other than a Monthly Anniversary Day, the Alternate Policy Value will equal (1) plus (2), minus (3), plus (4).


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The Alternate Policy Value on the Policy Date will equal the initial premium received less the Alternate Policy Monthly Deduction for the first Policy Month.

The Alternate Policy Value may become less than zero.

CHANGES IN ALTERNATE POLICY VALUE

If you request a change from Death Benefit Option 2 (Increasing) to Death Benefit Option 1 (Level), the Alternate Policy Value as of the effective date of the change will be equal to the greater of:

     a.   the Alternate Policy Value; or

     b.   the policy's Accumulation Value.

If you request a loan under this rider's Guaranteed Loan provision, the Alternate Policy Value as of the date the Guaranteed Loan provision is exercised will be equal to the greater of:

     c.   the Alternate Policy Value; or

     d.   the policy's Accumulation Value.

ALTERNATE POLICY VALUE CREDITED INTEREST RATE

We will credit interest to the Alternate Policy Value daily. The interest rate applied to borrowed and unborrowed funds is shown in the Policy Specifications, and will not change.

ALTERNATE POLICY VALUE MONTHLY DEDUCTION

The Alternate Policy Value Monthly Deduction for a Policy Month equals the Alternate Policy Value Cost of Insurance described below plus the monthly cost of any additional benefits provided by rider.

ALTERNATE POLICY VALUE COST OF INSURANCE

The monthly Alternate Policy Value Cost of Insurance under this rider will be equal to the result of (1) minus (2), multiplied by (3), then divided by 1,000, where:

(1) is the greater of (a) or (b), divided by the Net Amount at Risk Discount Factor shown in the Policy Specifications, where:

(a) is the Alternate Policy Value multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications; and

(b) if Death Benefit Option 1 (Level) is elected, is the Alternate Policy Value Specified Amount at the beginning of the Policy Month; or if Death Benefit Option 2 (Increasing) is elected, is the sum of the Alternate Policy Value Specified Amount at the beginning of the Policy Month plus the Alternate Policy Value;

(2) is the Alternate Policy Value at the beginning of the Policy Month prior to the Alternate Policy Value Monthly Deduction, or zero, if greater; and

(3) is the Alternate Policy Value rate as described in the Table of Alternate Policy Value Rates in the Policy Specifications.

ALTERNATE POLICY VALUE SPECIFIED AMOUNT

The Alternate Policy Value Specified Amount is a reference value used to determine the Guaranteed Death Benefit under this rider. The Alternate Policy Value Specified Amount is not used to determine actual policy values.

The Alternate Policy Value Specified Amount at issue is equal to the Initial Specified Amount shown in the Policy Specifications.


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CHANGES IN ALTERNATE POLICY VALUE SPECIFIED AMOUNT

If you request an increase or decrease in the policy's Specified Amount, the Alternate Policy Value Specified Amount will increase or decrease by the same dollar amount as the policy's Specified Amount.

If you request a change from Death Benefit Option 2 (Increasing) to Death Benefit Option 1 (Level), the Alternate Policy Value Specified Amount as of the effective date of the change will be equal to (1) plus (2), where:

     (1) is the Alternate Policy Value Specified Amount immediately preceding the change; and

     (2)  is the greater of:

          a. the Alternate Policy Value as of the effective date of the change; or

          b. the policy's Accumulation Value as of the effective date of the change.

                       GUARANTEED DEATH BENEFIT PROVISIONS

DEATH BENEFIT PROCEEDS

While this rider is In Force and the Alternate Policy Value requirement is met, the Death Benefit Proceeds payable under the policy will be the greater of:

a.   the amount described in the policy's Death Benefit Proceeds provision; or

b. the Guaranteed Death Benefit described below, less any Indebtedness, on the date of death.

GUARANTEED DEATH BENEFIT

At any point in time, the Guaranteed Death Benefit equals the greatest of:

(1)  multiplied by (2);

(2)  multiplied by (3), multiplied by (4); or

(4), multiplied by the sum of (5) plus (6), where:

(1) is the lesser of (a) the policy's current Specified Amount or (b) the Initial Specified Amount shown in the Policy Specifications;

(2)  is the Guaranteed Death Benefit Factor shown in the Policy Specifications;

(3)  is the Alternate Policy Value;

(4) is the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications;

(5)  is an amount equal to the Indebtedness under the policy, if any; and

(6) is an amount equal to any Guaranteed Loan Amount for the current Policy Year that has not yet been paid out.

                           GUARANTEED LOAN PROVISIONS

GUARANTEED LOAN

On or after the Guaranteed Loan Eligibility Date shown in the Policy Specifications, you have the right to make a loan against the Guaranteed Death Benefit up to the Guaranteed Loan Amount described below if you meet the following conditions as of the date the Guaranteed Loan provision is exercised:

a.   this rider must be In Force;


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b.   the Alternate Policy Value requirement must be met;

c. the Funding Level described below must be greater than or equal to the applicable Funding Level Threshold Percentage shown in the Table of Funding Level Threshold Percentages in the Policy Specifications;

d.   Death Benefit Option 1 (Level) must be in effect; and

e. the Guaranteed Loan Amount must be paid under an automatic payment plan we make available at that time. This election cannot be changed unless you and we both agree otherwise In Writing.

FUNDING LEVEL

The Funding Level is equal to the Alternate Policy Value divided by the Alternate Policy Value Specified Amount.

GUARANTEED LOAN AMOUNT

The maximum Guaranteed Loan Amount available under this rider is equal to (1) divided by (2), then multiplied by (3), where:

     (1) is the Alternate Policy Value Specified Amount on the date the Guaranteed Loan provision is exercised;

     (2)  is 1000; and

     (3)  is the Guaranteed Loan Factor described below.

GUARANTEED LOAN FACTOR

The Guaranteed Loan Factor is calculated on the date the Guaranteed Loan provision is exercised. The Guaranteed Loan Factor is equal to the Guaranteed Death Benefit Factor shown in the Policy Specifications multiplied by the result of the following:

(1), minus the result of (2) divided by the square root of [(3) minus (4)], where:

     (1)  equals (i) multiplied by (ii), where:

          (i)  is the Funding Level; and

          (ii) is the applicable factor in Table A of the Guaranteed Loan Factors in the Policy Specifications; and

     (2) equals the applicable factor in Table B of the Guaranteed Loan Factors in the Policy Specifications;

     (3)  is the Funding Level; and

     (4) equals the applicable percentage in the Table of Funding Level Threshold Percentages in the Policy Specifications minus 1%.

IMPACT OF GUARANTEED LOAN ON POLICY NET ACCUMULATION VALUE

At any point in time when a Guaranteed Loan Amount is available, the policy's Net Accumulation Value will not be less than such Guaranteed Loan Amount.

EXCESS INCOME AMOUNT

If you have elected the maximum Guaranteed Loan Amount described above, you have the right to receive an additional amount, if available, under the elected automatic payment plan. This Excess Income Amount, if any, is calculated on each Policy Anniversary based on the policy's Net Accumulation Value and this rider's Guaranteed Loan Amount and may vary from year to year. Once elected, any Excess Income Amount available as calculated each Policy Anniversary will continue to be paid under the elected automatic payment plan unless you instruct us otherwise In Writing.


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TERMINATION OF GUARANTEED LOAN

All rights and payments under this rider's Guaranteed Loan Provisions terminate automatically on the first of the following to occur:

a.   this rider terminates for any reason;

b. you request to terminate the elected automatic payment plan (this does not include termination of the Excess Income Amount, if elected);

c. you request an increase in Specified Amount on or after the date the Guaranteed Loan provision is exercised; or

d.   the Insured reaches Attained Age 100.

                            GENERAL RIDER PROVISIONS

RIDER CHARGE

The monthly rider charge is described in the Policy Specifications.

GRACE PERIOD

The Grace Period provision of the policy will begin when the conditions under both (a) and (b) below are met:

a. the Alternate Policy Value, less Indebtedness, is less than or equal to zero; and

b.   the terms of the Grace Period provision of the policy are met.

The policy will not enter the grace period if the Alternate Policy Value, less Indebtedness, becomes less than zero as a result of exercising the Guaranteed Loan Provisions.

TERMINATION OF RIDER

This rider and all rights provided under it terminate automatically on the first of the following to occur:

a.   Lapse or surrender of the policy;

b.   death of the Insured;

c.   we receive your Written Request to terminate this rider; or

d. a loan or withdrawal is made against the policy other than under this rider's Guaranteed Loan Provisions.

If the policy terminates and is reinstated, this rider will likewise be reinstated unless the rider terminated before the policy terminated.

                                     The Lincoln National Life Insurance Company


                                     /s/ Dennis R. Glass
                                     -------------------------------------------
                                     [President]


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